Exhibit 10.1

MONMOUTH REAL ESTATE INVESTMENT CORP.

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

EFFECTIVE AUGUST 24, 2020

BY AND BETWEEN: MONMOUTH REAL ESTATE INVESTMENT CORP.

a Maryland Corporation (“Corporation”)

AND:

Michael P. Landy (“Employee”)

BACKGROUND

WHEREAS, Employee and the Corporation are parties to an Employment Agreement, originally effective October 1, 2013, and subsequently amended and restated effective as of October 1, 2016 (“Prior Employment Agreement”);

WHEREAS, Employee and the Corporation now desire to amend and restate the Prior Employment Agreement in its entirety, effective as of August 24, 2020; and

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the Corporation and Employee agree as follows:

TERMS

1. Term of Employment.

Corporation agrees to employ Employee and Employee agrees to be employed in the capacity of President and Chief Executive Officer for a term of three (3) years, effective October 1, 2019 (“Effective Date”) and terminating on the three (3) year anniversary of the Effective Date; provided, however, that this Agreement will be renewed automatically on and as of the first (1st) day of each calendar quarter after the Effective Date (i.e., each January 1, April 1, July 1, and October 1) for a period of three (3) years commencing on the date of the automatic renewal, unless Employee’s employment is earlier terminated in accordance with the provisions of Section 11 of this Agreement. The period during which Employee is employed with the Corporation under this Agreement, including all renewal periods, is referred to as the “Term.”

2. Time and Efforts.

Employee shall diligently and conscientiously devote his time and attention and use his best efforts in the discharge of his duties as President and Chief Executive Officer of the Corporation.

3. Board of Directors.

Employee should at all times discharge his duties in consultation with and under the supervision of the Board of Directors of the Corporation. In the performance of his duties, Employee shall make his principal office such place as both the Board of Directors of the Corporation and the Employee from time to time agree.

4. Compensation.

A. Corporation shall pay to Employee as compensation for his services, a base salary, which shall be paid in such intervals as salaries are paid generally to other executive officers of the Corporation (the “Base Salary”), as follows:

1. For the fiscal year beginning October 1, 2019 and ending on September 30, 2020, the base salary shall be $868,219.

2. For the fiscal year beginning October 1, 2020 and ending on September 30, 2021, the base salary shall be $911,623.

3. For the fiscal year beginning October 1, 2021 and ending on September 30, 2022, the base salary shall be $957,204.

4. For the fiscal year beginning October 1, 2022 and ending on September 30, 2023, the base salary shall be $1,005,064.

5. With respect to any fiscal year of the Term (including renewal periods) which begins on or after October 1, 2023, the base salary shall be set by the Compensation Committee, and approved by the Board of Directors, provided that Employee’s base salary for any calendar year of the Term shall not result in a decrease in base salary as compared to the previous fiscal year of the Term.

B. The Employee shall purchase and/or maintain a disability insurance policy, whose benefits shall commence 90 days after the date of disability. During the first 90 days following the date of disability, Employee’s salary will continue to be paid by the Corporation. Thereafter, the Employee will receive lost wages from the disability policy. This provision applies to disability until the time of termination in the event termination paragraph 12 applies.

5. Other Bonuses.

With respect to each fiscal year during the Term, Employee shall be eligible to earn an annual cash bonus (the “Annual Cash Bonus”) based on the achievement of performance objectives. Annual Bonuses shall be measured from the appropriate fiscal year-end audited financial statements as approved by management.

A.	Annual Equity Market Cap Growth:

1)	10% growth - $40,000; 2) 15% growth - $60,000 (the “Market Cap Target”); 3) 20% growth - $80,000

Growth must be over the benchmark amount which is based upon the closing share price on the last day of the fiscal year and multiplied by the diluted shares outstanding on that same day.

B.	AFFO per Diluted Share Growth: to be paid each year over the three (3) year term provided the following growth rates are achieved:

1)	5% growth - $50,000; 2) 10% growth - $75,000 (the “AFFO Growth Target”); 3) 15% growth - $100,000; 4) 20% growth - $150,000

Growth must be over the benchmark amount which is the AFFO per diluted share generated by the Company in fiscal 2015. Additionally, FFO must be equal to, or in excess of, the common dividend for AFFO growth bonuses to be paid.

C.	Dividend per Share Growth: to be paid each year over the 5 year term provided the following growth rates are achieved:

1)	5% growth - $150,000; 2) 10% growth - $200,000 (the “Dividend Growth Target”, and together with the Market Cap Target and AFFO Growth Target, the “Annual Cash Bonus Target”); 3) 15% growth - $250,000.

Growth must be over the benchmark amount which is the $0.64 per share dividend rate in fiscal 2016.

6. Restricted Stock.

A. The restricted stock grants shall be made following fiscal year end, after the compensation committee has had a reasonable amount of time to review the audited fiscal year end financials.

Restricted Stock Grant potential of 25,000 shares per year (the “Target Equity Award”)

Criteria	Amount of shares	Evaluation metric	Approved by BOD
Achievement of any of the individual goals (above)	50% = 12,500 shares	Discretion of Compensation Committee w/BOD Approval

Discretion of Compensation Committee w/BOD Approval	50% = 12,500 shares	Based on overall performance of the Company (AFFO per share growth, acquisitions, total return performance and any item the compensation committee deems relevant)

B. Subject to the exceptions set forth in Section 12 below, Employee must be employed on each of the above dates in order for the Stock Grant associated with that date to vest as set forth herein.

7. Expenses.

Corporation will reimburse Employee for reasonable and necessary expenses incurred by him in carrying out his duties under this Agreement. Employee shall present to the Corporation from time to time an itemized account of such expenses in such form as may be required by the Corporation.

8. Vacation.

Employee shall be entitled to take four (4) paid weeks’ vacation per year and the same holidays as provided for other members of the staff.

9. Pension.

Employee, at his option, may participate in the 401-K plan of UMH Properties, Inc. according to its terms.

10. Life and Health Insurance Benefits.

A. Employee shall be entitled during the term of this Agreement to participate in all health insurance and group life insurance benefit plans providing benefits generally applicable to the employees of Monmouth Real Estate Investment Corp. as may be modified from time to time.

B. Corporation shall directly pay up to $10,000 per year for the life insurance policies owned by the Michael Landy Life Insurance Trust.

11. Termination.

A. If Employee’s employment with the Corporation is terminated either by the Corporation without Cause or by the Employee with Good Reason, the Corporation shall continue to pay Employee his Base Salary as in effect immediately prior to his termination of employment plus his Annual Cash Bonus Target for the remaining Term of this Agreement (inclusive of any renewals), paid pursuant to the Corporations regular payroll practices. In addition, if the Employee elects group health plan continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), Company will pay the cost of Employee’s (and his spouse and eligible dependents who were covered immediately prior to Employee’s termination of employment) medical, dental and/or vision benefit coverage under COBRA for up to eighteen (18) months, in accordance with COBRA, beginning the first day of the calendar month following Employee’s termination of employment and ending on the eighteen (18) month anniversary thereof (or until Employee, his spouse and eligible dependents become covered under another employer’s medical, dental and vision plans, if sooner). The amounts due under this Section shall not be reduced by any amounts paid to Employee under any policy or plan of insurance, including but not limited to unemployment, disability, or life.

B. “Cause” shall mean a termination of Employee’s Employment by reason of a good faith determination by a majority of the Board of Directors of the Corporation that Employee, by engaging in fraud or willful misconduct, (i) failed to substantially perform his duties with the Corporation (if not due to death or disability), or (ii) has engaged in conduct, the consequences of which are materially adverse to the Corporation, monetarily or otherwise.

C. Good Reason shall mean the occurrence of any of the following, without Employee’s prior consent: (i) a material diminution in Employee’s title, responsibilities, duties or authority; (ii) a material reduction in the Employee’s base salary; (iii) Employee being required to work substantially at a location outside a fifty (50) mile radius from the Corporation’s current location; or (iv) Corporation’s breach of this Agreement or any other material agreement between Corporation and Employee, provided, however, that none of the foregoing events or conditions will constitute Good Reason unless: (x) Employee provides Corporation with written objection to the event or condition within 90 days following the occurrence thereof, (y) the Corporation does not reverse or otherwise cure the event or condition within 30 days of receiving that written objection, and (z) Employee resigns his employment within 30 days following the expiration of that cure period.

12. Change of Control.

A. The term “Change of Control” under this Agreement shall mean (i) a sale of substantially all of the assets of the Corporation, not in the ordinary course, to an unaffiliated third party; or (ii) the transfer, in one transaction or a series of transactions, to an unaffiliated third party of outstanding shares of capital stock of the Corporation representing a majority of the then outstanding voting capital stock of the Corporation; or (iii) a majority of the members of the Board of Directors ceasing to be composed of individuals who either were members of the Board immediately following the 2014 Annual Meeting of Shareholders of the Corporation, or whose election to the Board was approved by a majority of such incumbent directors or their approved successors, (iv) a merger or consolidation of the Corporation having the same effect as item (i), (ii) or (iii) above, or (iv) any other event of a nature that would be required to be reported as a change of control in item 5.01 of Form 8-K under the Securities Exchange Act of 1934, as amended (or any successor provision thereto).

B. If Employee remains employed through the effective date of a Change of Control, effective on the date of such Change of Control, this Agreement shall automatically renew so that the expiration date will be three years from the date of the Change of Control;

C. If Employee’s employment with the Corporation is terminated either by the Corporation without Cause or by the Employee with Good Reason, within eighteen (18) months following a Change of Control, in addition to the payments and benefits provided in Section 11.A, all of Employee’s unvested and outstanding equity awards shall automatically vest effective immediately prior to such termination of employment.

D. In addition to any other compensation afforded herein, provided that Employee is actively employed by the Corporation as of the consummation of a Change of Control, Employee shall be entitled to a transaction bonus consistent with the terms of the Corporation’s Executive Management Transaction Bonus Plan, which Plan shall be approved by the Corporation’s Compensation Committee. Receipt of a transaction bonus shall not prejudice any other rights Employee may have under this Section or Section 11.A.

E. The amounts due under this Section shall not be reduced by any amounts paid to Employee under any policy or plan of insurance, including but not limited to unemployment, disability, or life.

F. Any combination of MONMOUTH REAL ESTATE INVESTMENT CORPORATION and UMH PROPERTIES, INC. shall not be considered a Change of Control under this Section.

13. Notices.

All notices required or permitted to be given under this Agreement shall be given by certified mail, return receipt requested, to the parties at the following addresses or such other addresses as either may designate in writing to the other party:

Corporation:	Monmouth Real Estate Investment Corp.
Bell Works
101 Crawfords Corner Road, Suite 1405
Holmdel, NJ 07733

Employee:	Michael P. Landy
(address on file)

14. Governing Law.

This agreement shall be construed and governed in accordance with the laws of the State of New Jersey.

15. Entire Contract.

This Agreement together with that certain Indemnification Agreement by and between the Corporation and Employee entered into connection with his services to the Corporation as an Officer and member of the Board of Directors of the Corporation, constitutes the entire understanding and agreement between the Corporation and Employee with regard to all matters herein. There are no other agreements, conditions or representations, oral or written, express or implied, with regard thereto. This agreement may be amended only in writing signed by both parties hereto.

16. Modification and Waiver.

No provision of this Employment Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and such officer as may be specifically designated by the Board of Directors of the Corporation. No waiver by either party hereto at any time of any breach by the other party hereof, or compliance with, any condition or provision of this Employment Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

17. Successors.

This Agreement shall be binding on the Corporation and any successor to any of its businesses or assets. This Agreement shall inure to the benefit of and be enforceable by Employee’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

18. Severability.

The invalidity or unenforceability of any provision of this Agreement, whether in whole or in part, shall not in any way affect the validity and/or enforceability of any other provisions herein contained. Any invalid or unenforceable provision shall be deemed severable to the extent of any such invalidity of unenforceability.

19. Headings.

Headings used in this Employment Agreement are for convenience only and shall not be used to interpret its provisions.

20. Certain Possible Changes to Distributions.

Notwithstanding any provisions of this Agreement to the contrary, the commencement of distributions determined by reference to a termination of employment shall be delayed by six months after termination, if (i) at the applicable time, the Corporation or any entity in its controlled group has any stock which is publicly traded on an established securities market and (ii) in the view of the Corporation such delay is necessary or advisable to avoid the imposition of the 20% tax under Section 409A of the Code (taking into account any applicable regulations and other formal guidance provided by the Internal Revenue Service). Any amounts delayed under the foregoing sentence shall be paid with the first permissible installment. Notwithstanding any other provision of this Agreement to the contrary, and in addition to (and not in substitution for) the two preceding sentences, the Board retains the power and discretion to revise, amend, modify, reform, administer, interpret or construe this Agreement at any time in whole or in part, to the extent it deems necessary or advisable to enable Employee to avoid any acceleration of taxation (or the imposition of any additional tax or interest payments on delayed payments of tax) under Section 409A of the Code (taking into account any applicable regulations and other formal guidance provided by the Internal Revenue Service).

IN WITNESS WHEREOF, Corporation has by its appropriate officers signed and affixed its seal and Employee has signed and sealed this Agreement.

Signature Page Follows

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

	By:	/s/ Brian H. Haimm
BRIAN H. HAIMM
Chairperson, Compensation Committee
(SEAL)

	By:	/s/ Michael P. Landy
MICHAEL P. LANDY
Employee

	Dated:	August 24, 2020